SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FACE PRINT GLOBAL SOLUTIONS, INC.

(Name of small business issuer as specified in its charter)

Wyoming	7372	33-0619256
(State or Jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification No.)

1111 E. Herndon Ave., Suite 115

Fresno, California 93720

 (Address of principle executive office)

Phone (559) 436-1060

(Issuer's telephone number, including area code)

Pierre Cote, President
1111 E. Herndon Ave., Suite 115

Fresno, California 93720

Phone (559) 436-1060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Proposed Maximum Amount of Registration Fee
Common Stock, No par value	3,000,000	$0.10	$300,000	$35.31

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 475(c) under the Securities Act of 1933, as amended on the basis of the Registrant's common stock bid price at the time that compensation to consultants were paid with the registrant's common stock in lieu of cash payment.

PART 1

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In accordance with the rules and Regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, certain documents are not being filed with the Commission either in part of this Registration Statement or as Prospectuses or Supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference

The documents listed in (a) through (c) below had been filed by Registrant with the Commission and are incorporated herein by reference.

(a) The registrant's Annual Reports on Form 10K-SB for the years ended March 31, 2004 and 2005, as filed with the Securities and Exchange Commission (the "SEC").

(b) The Registrant's 10Q-SB quarterly reports for the quarters ending June 30, 2004, September 30, 2004, and December 31, 2004.

(c) All (if any) reports filed by the registrant pursuant to Section 13 (a) and 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 of the Securities Exchange Act of 1934, the "Exchange Act") prior to the filing of a post-effective amendment which will indicate that all securities hereby have been sold, or which de-registers securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Officers and Directors.

Our Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted under the Wyoming Business Corporation Act.

As allowed by the Wyoming Business Corporation Act, the Articles of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except liability for:

(A) The receipt of financial benefit received by a director to which he is not entitled;

(B) An intentional infliction of harm on the corporation or shareholders;

(C) An unlawful distribution to shareholders; or

(D) An intentional violation of criminal law.

This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

(a) Reference is hereby made to the Exhibit Index, below.

(b) The Registrant hereby undertakes to submit the plan and any amendment thereto to the Internal Revenue Service in order to qualify the plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Fresno, California on January 11, 2006.

Face Print Global Solutions, Inc.

/s/ Pierre Cote
_________________________
Pierre Cote, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration Statement has been signed by the following persons in capacities representing the majority of the Registrant's Board of Directors and on the dates indicated.

NAME	TITLE	DATE
/s/ Pierre Cote _____________________ Pierre Cote	President and Chairman of the Board of Directors, principal financial officer, principal executive officer	January 11, 2006
/s/ Serge Carrier _____________________ Serge Carrier	Director	January 11, 2006
/s/ Kayla Keophounsouk _____________________ Kayla Keophounsouk	Secretary, Treasurer and Director	January 11, 2006

EXHIBIT INDEX

ITEM NO.	DESCRIPTION
5.1	Opinion of David S. Hunt, Esq. regarding legality of the Common Stock being registered.
10.1	Face Print Global Solutions, Inc. 2006 STOCK INCENTIVE PLAN.
23.1	Consent of Auditors to utilize independent auditor's report.